EXHIBIT 15.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S
ACKNOWLEDGEMENT LETTER
July 28, 2005

To the Board of Directors and Shareholders
of Cal Dive International, Inc.:

We are aware of the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-125276) of Cal Dive International, Inc. for the registration of $300,000,000 of Convertible Senior Notes due 2025 and 6,651,885 shares of its common stock of our report dated May 4, 2005 relating to the unaudited condensed consolidated interim financial statements of Cal Dive International, Inc. and Subsidiaries that are included in its Form 10-Q for the quarter ended March 31, 2005.

Very truly yours,

/s/ ERNST & YOUNG LLP

Houston, Texas